GMAC-RFC
RASC SERIES 2004-KS4 TRUST
HOME EQUITY MORTGAGE ASSET-BACKED PASS-THROUGH CERTIFICATES, SERIES 2004-KS4
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THE SELLER WILL MAKE THE FOLLOWING  REPRESENTATIONS WITH RESPECT TO THE MORTGAGE
LOANS:

(i) None of the Mortgage Loans are subject to Section 32 under the Home Ownership and Equity Protection Act of 1994 ("HOEPA").

(ii) To the best of Seller's knowledge, the Subservicer for each Mortgage Loan has accurately and fully reported its borrower credit files to each of the Credit Repositories in a timely manner.

(iii)None of the proceeds of any Mortgage Loan were used to finance the purchase of single premium credit insurance policies.

(iv) No Group II-A Loan has a prepayment penalty term that extends beyond three years after the date of origination.

(v) With the exception of loans secured by property in the state of New Jersey, none of the Mortgage Loans are loans that are referred to as "high cost" or "covered" loans or any other similar designation under applicable state or local law in effect at the time of origination of such loan that expressly provides for assignee liability. None of the Mortgage Loans secured by property in the state of New Jersey are considered "high-cost home loans" under the New Jersey Home Ownership Security Act of 2002. None of the non purchase money loans secured by property in the state of New Jersey are considered "covered home loans" under the New Jersey Home Ownership Act of 2002.

(vi) No Group II-A Mortgage Loan which is secured by a property located in the State of Georgia was originated on or after October 1, 2002 and before March 7, 2003.

(vii)The stated principal balance at origination for each Group II-A Mortgage Loan that is secured by a single family property located in any state other than the States of Alaska or Hawaii did not exceed $333,700. The stated principal balance at origination for each Group II-A Mortgage Loan that is secured by a single family property located in the States of Hawaii or Alaska did not exceed $500,550. The stated principal balance at origination for each Group II-A Mortgage Loan that is secured by a two-, three- or four- family property located in any state other than the States of Alaska or Hawaii did not exceed $427,150, $516,300 or $641,650, respectively. The stated principal balance at origination for each Group II-A Mortgage Loan that is secured by a two-, three- or four- family property located in the States of Hawaii or Alaska did not exceed $640,725, $774,450 and $962,475, respectively.

A breach of any of the representations and warranties set forth above will be deemed to materially and adversely affect the interests of the holders of the Certificates with respect to any Group II-A Mortgage Loan. With respect to a breach of any such representation and warranty with respect to a Group II-A Mortgage, the seller will either (i) purchase such mortgage loan from the at a price equal to the purchase price for such mortgage loan set forth in the pooling and servicing agreement or (ii) substitute a qualified substitute mortgage loan or loans for such Mortgage Loan in the manner and subject to the limitations set forth in the pooling and servicing agreement.

In addition, the servicing guide of the master servicer requires that the subservicer for each Mortgage Loan accurately and fully report its borrower credit files to each of the credit repositories in a timely manner.

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